UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2007

Commission File Number 000-24723

PSPP Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	88-0393257
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

285 East Warm Springs Road, Suite 105, Las Vegas, NV 89119
(Address of principal executive offices including zip code)

(888) 883-5893
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 16, 2007, the Registrant entered into a note purchase agreement with Kyle Gotshalk. The note purchase agreement provides that the Registrant will execute and deliver a secured promissory note in the amount of $750,000 in favor of Mr. Gotshalk in consideration for, and subject to, certain representations and warranties of Mr. Gotshalk, including representations and warranties regarding: (i) the valid authorization and issuance of one million shares of the Registrant’s Series A Preferred Stock to the Wilcox Family Limited Partnership; (ii) the terms and designations of the shares of the Registrant’s Series A Preferred Stock delivered to the Wilcox Family Limited Partnership; and (iii) proper and complete compliance at all times with all of the provisions of the Securities Exchange Acts of 1933 and 1934, and the Rules and Regulations promulgated thereunder, by all persons that have sold shares of the Registrant’s common stock.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 16, 2007, the Registrant issued a secured promissory note in the amount of $750,000 in favor of Mr. Gotshalk in connection with the note and purchase agreement described in Item 1.01. The promissory note provides that it was issued in consideration for, and subject to: (i) the representations and warranties made by Mr. Gotshalk to the Registrant in the note purchase agreement; (ii) the transfer of 14, 848,500 shares of the Registrant’s common stock held by Mr. Gotshalk, his family, friends, and their respective family, friends and corporate entities, for retirement by the Registrant; (iii) the resignation by Mr. Gotshalk as a director and officer of the Registrant; and (iv) the resignation by Cherish Adams as a director and officer of the Registrant.

The note specifies that the Registrant may set off against the principal amount of the note an amount equal to $.80 multiplied by the difference in the number of shares of the Registrant’s common stock surrendered and the number of shares of the Registrant’s common stock that were to be surrendered in accordance with the note. The note also provides that it shall be of no force and effect if Mr. Gotshalk fails to complete in full the terms specified in the note.

As of the date hereof, none of the 14,848,500 shares of the Registrant’s common stock described above have been returned to the Registrant, and Mr. Gotshalk is in breach of the note purchase agreement.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers

(a) On August 16, 2007, Mr. Gotshalk tendered his resignation as a member of the Registrant’s board of directors. On September 1, 2007, the Registrant accepted Mr. Gotshalk’s resignation.

On August 16, 2007, Cherish Adams tendered her resignation as a member of the Registrant’s board of directors. On September 1, 2007, the Registrant accepted Ms. Adams’ resignation.

(b) On August 16, 2007, Kyle Gotshalk tendered his resignation as President of the Registrant. On September 1, 2007, the Registrant accepted Mr. Gotshalk’s resignation.

On August 16, 2007, Cherish Adams tendered her resignation as Chief Financial Officer and Secretary of the Registrant. On September 1, 2007, the Registrant accepted Ms. Adams’ resignation.

(c) Appointment of Principal Officers

Effective August 31, 2007, the Registrant appointed Larry Wilcox its President. Mr. Wilcox remains Chief Executive Officer of the Registrant.

Mr. Wilcox has more than eight years of executive and senior management experience in the financial services sector and is directly responsible for all the contracts and staff of eSafe Cards, Inc., the Registrant’s debit card issuer. Mr. Wilcox has been the executive in charge of eSafe Cards, Inc. since eSafe Cards, Inc.’s inception.

Mr. Wilcox is also currently Chief Executive Officer of UC Hub Group, Inc, a publicly traded Registrant quoted on the OTC-BB. He has been Chief Executive Officer of UC Hub Group, Inc. since 1997.

There have been no transactions during the Registrant’s last two fiscal years, or any currently proposed transaction, or series of similar transactions, to which the Registrant is to be a party, in which the amount involved exceeds $60,000 and in which Mr. Wilcox had or will have a direct or indirect material interest other than an employment agreement that the Registrant may enter into with Mr. Wilcox. There are no family relationships between Mr. Wilcox and any other executive officers or directors of the Registrant.

Item 8.01	Other Events

(a) The Registrant intends to cancel a total of seven million shares of its common stock that were issued by the Registrant on July 12, 2007. One million of these shares were issued to Kyle Gotshalk, one million were issued to Cherish Adams and the remaining five million were issued to Larry Wilcox. The Registrant intends to cancel these shares because the board meeting at which their issuance was authorized was not properly convened and therefore the shares were not duly authorized or validly issued.

(b) The Registrant has reason to believe that certain affiliates or former affiliates of the Registrant may have sold shares of the Registrant’s common stock in a manner that did not comply with the registration requirements of the Securities Act of 1933 and failed to file with the Securities and Exchange Commission all reports relating to such stock sales, as required by the Securities Exchange Act of 1934. The Registrant has therefore hired a consultant to review all previous transactions in the Registrant’s common stock and has retained new securities counsel to assist in this investigation.

Item 9.01 – Financial Statements and Exhibits.

(d)  Exhibits.

The following exhibits are furnished as part of this Report:

Exhibit Number	Description

4.1	Secured Promissory Note

10.1	Note Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSPP HOLDINGS, INC.

Dated: September 11, 2007	By:	/s/ Larry Wilcox
Larry Wilcox
President and
Chief Executive Officer